CHASE

Line of Credit Note

$500,000.00
Date: June 22, 2010

Promise to Pay. On or before June 30, 2011, for value received, BLACKWATER NEW ORLEANS, L.L.C. (the "Borrower") promises to pay to JPMorgan Chase Bank, N.A., whose address is 201 St. Charles Avenue, New Orleans, LA 70170 (the "Bank") or order, in lawful money of the United States of America, the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of 2.00% per annum (the "Applicable Margin") above the CB Floating Rate (the interest rate of this Note on any day is referred to herein as the "Note Rate"), and at the rate of 3.00% per annum above the Note Rate, at the Bank's option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing July 31, 2010.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Bank at the Bank's address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 790342273 at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only for the Borrower's working capital purposes and to purchase equipment.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

General Definitions. As used in this Note, the following terms have the following respective meanings:

1. **"Adjusted One Month LIBOR Rate"** means, for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if

such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

2. **"Affiliate"** means any Person which, directly or indirectly, Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

3. **"Business Day"** means (i) with respect to the Adjusted One Month LIBOR Rate, a day (other than a Saturday or Sunday) on which banks generally are open in Louisiana and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

4. **"CB Floating Rate"** means the Prime Rate; *provided* that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

5. **"Collateral"** means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

6. **"Control"** as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

7. **"Equity Interests"** means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

8. **"GAAP"** means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

9. **"Liabilities"** means all debts, obligations, and liabilities of every kind and character of the Borrower, whether individual, joint and several (solidary), contingent or otherwise, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

10. **"Lien"** means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

11. **"Obligor"** means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

12. **"Page"** means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the **"Service"**) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

13. **"Person"** means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

14. **"Pledgor"** means any Person providing Collateral.

15. **"Prime Rate"** means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK'S LOWEST RATE.

16. **"Property"** means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

17. **"Rate Management Transaction"** means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

18. **"Regulation D"** means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

19. **"Reserve Requirement"** means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

20. **"Related Documents"** means this Note, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

21. **"Subsidiary"** means, as to any particular Person (the "parent"), a Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

Bank's Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time and from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term "Deposits" means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b) the term "Securities and Other Property" means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term "Bank Debt" means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several (solidary) or otherwise) against the Bank now or hereafter existing.

Representations by Borrower. The Borrower represents and warrants that each of the following is and will remain true and correct until the later of maturity or the date on which all Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor's rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; and, if the Borrower is not a natural Person: (i) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (ii) the execution and delivery of this Note and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.

Events of Default/Acceleration. If any of the following events occurs, this Note shall become due immediately, without notice, at the Bank's option:

1. Any Obligor fails to pay when due any of the Liabilities or any other debt to any Person, or any amount payable with respect to any of the Liabilities, or under this Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.
2. Any Obligor or any Pledgor: (a) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.
3. In the event (a) there is a default under the terms of any Related Document, (b) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor's guaranty becomes unenforceable in whole or in part, (c) any Obligor fails to perform promptly under its guaranty, or (d) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.
4. There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.
5. Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.
6. Any Obligor or any of its Subsidiaries or any Pledgor: (a) becomes insolvent or unable to pay its debts as they become due; (b) makes an assignment for the benefit of creditors; (c) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (d) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (e) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (f) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (g) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.
7. A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.
8. Any Obligor or any of its Subsidiaries, without the Bank's written consent: (a) liquidates or is dissolved; (b) merges or consolidates with any other Person; (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (d) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (e) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.
9. Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.
10. Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral.
11. Any individual Obligor or Pledgor dies, or a guardian or conservator is appointed for any individual Obligor or Pledgor or all or any portion of their respective Property, or the Collateral.
12. Any material adverse change occurs in: (a) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (b) any Obligor's or Pledgor's ability to perform its obligations under the Related Documents; or (c) the Collateral.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Related Documents and the making, servicing and collection of this Note or the other Related Documents and any other amounts owed under this Note or the other Related Documents, including without limitation reasonable attorneys' fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank's acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower's default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank's power to pursue; (d) any defense based on any claim that any endorser's or other Obligor's obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f)

any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

Cooperation. The Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, or the Collateral, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Louisiana, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Louisiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

Inability to Determine Interest Rate. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any advance on any day, then each advance evidenced by this Note shall bear interest at the Prime Rate plus the Applicable Margin until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Miscellaneous. If more than one Borrower executes this Note: (i) each Borrower is liable jointly and severally (solidarily) for the Liabilities evidenced by this Note; (ii) the term "Borrower" means any one or more of them; and (iii) the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated December 23, 2008, and all amendments, restatements and replacements thereof (the "Credit Agreement") to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right

or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower's identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower's name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower's driver's license or other identifying documents, and if the Borrower is not an individual, to see the Borrower's legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE **MAXIMUM** EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Borrower:

BLACKWATER NEW ORLEANS, L.L.C.

By: BLACKWATER MIDSTREAM CORP, Manager

By: [signature]

Dale Chatagnier — Secretary
Printed Name — Title

Date Signed: 6/29/10

Address: 660 LA Bauve Drive
Westwego, LA 70094

B. Garnett \ LA0000020001102404
0091475960000 \ DW0000009615810819600

CHASE

Continuing Security Agreement

Name of Debtor: **BLACKWATER NEW ORLEANS, L.L.C.**
State Organization No.: **36840613 K**
Debtor's Address: **660 LA Bauve Drive, Westwego, LA 70094**

Dated as of June 22, 2010

Grant of Security Interest. BLACKWATER NEW ORLEANS, L.L.C. (whether one or more, the "Debtor", individually and collectively if more than one) grants to JPMorgan Chase Bank, N.A., whose address is 201 St. Charles Avenue, New Orleans, LA 70170 (together with its successors and assigns, the "Bank") a continuing security interest in, pledges and assigns to the Bank all of the "Collateral" (as hereinafter defined) owned by the Debtor, all of the collateral in which the Debtor has rights or power to transfer rights and all Collateral in which the Debtor later acquires ownership, other rights or rights or power to transfer rights to secure the payment and performance of the Liabilities.

Borrower. "Borrower" means each and all of BLACKWATER NEW ORLEANS, L.L.C.

Liabilities. "Liabilities" means all obligations, indebtedness and liabilities of the Borrower whether individual, joint and several (solidary), absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing in favor of the Bank, including without limitation, all liabilities, all interest, costs and fees arising under or from any note, open account, overdraft, letter of credit application, endorsement, surety agreement, guaranty, credit card, lease, Rate Management Transaction, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing. "Rate Management Transaction" means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. The Debtor and the Bank specifically contemplate that Liabilities include indebtedness hereafter incurred by the Borrower to the Bank.

Collateral. Accounts; Chattel Paper; Deposit Accounts and other payment obligations of a financial institution (including the Bank); Documents; Equipment; General Intangibles; Instruments; Inventory; Investment Property; and Letter of Credit Rights.

Description of Collateral. As used in this agreement, the term "Collateral" means all of the Debtor's property whether owned individually or jointly with others of the types indicated above and defined below, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, including but not limited to any items listed on any schedule or list attached hereto. In addition, the term "Collateral" includes all "proceeds," "products" and "supporting obligations" (as such terms are defined in the "UCC," meaning the Louisiana Commercial Laws, as in effect from time to time) of the Collateral indicated above, including but not limited to all stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper, "instruments," "investment property," "financial assets," and "general intangibles" (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor, and all insurance claims relating to any of the Collateral (defined above). The term "Collateral" further includes all of the Debtor's right, title and interest in and to all books, records and data relating to the Collateral identified above, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral identified above or to access, retrieve, or process any of such information or data. Where the Collateral is in the possession of the Bank or the Bank's agent, the Debtor agrees to deliver to the Bank any property that represents an increase in the Collateral or profits or proceeds of the Collateral.

1. "Accounts" means all of the Debtor's "accounts" as defined in Article 9 of the UCC.

2. "Chattel Paper" means all of the Debtor's "chattel paper" as defined in Article 9 of the UCC.

3. "Deposit Accounts" means all of the Debtor's "deposit accounts" as defined in Article 9 of the UCC and other payment obligations of a financial institution (including the Bank) to the Debtor.

4. "Documents" means all of the Debtor's "documents" as defined in Article 9 of the UCC.

5. "Equipment" means all of the Debtor's "equipment" as defined in Article 9 of the UCC. In addition, "Equipment" includes any "documents" (as defined in Article 9 of the UCC) issued with respect to any of the Debtor's "equipment" (as defined in Article 9 of the UCC) and certificates of title relating to the foregoing. Without limiting the security interest granted, the Debtor represents and warrants that the Debtor's Equipment is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

6. "General Intangibles" means all of the Debtor's "general intangibles" as defined in Article 9 of the UCC. In addition, "General Intangibles" further includes any right to a refund of taxes paid at any time to any governmental entity.

7. "Instruments" means all of the Debtor's "instruments" as defined in Article 9 of the UCC.

8. "Inventory" means all of the Debtor's "inventory" as defined in Article 9 of the UCC. In addition, "Inventory" includes any "documents" and certificates of title issued with respect to any of the Debtor's "inventory" (as defined in Article 9 of the UCC). Without limiting the security interest granted, the Debtor represents and warrants that the Debtor's Inventory is presently located at the address set forth in this agreement or in a separate Collateral Location Schedule delivered to the Bank.

9. "Investment Property" means all of the Debtor's "investment property" as defined in Article 9 of the UCC and all of the Debtor's "financial assets," as defined in Article 8 of the UCC.

10. "Letter of Credit Rights" means all of the Debtor's "letter of credit rights" as defined in Article 9 of the UCC.

Collateral Location Schedule. "Collateral Location Schedule" means a schedule in the form attached to this agreement. The Debtor agrees to complete, execute and deliver a Collateral Location Schedule to the Bank with respect to any Collateral for which the Debtor has identified a location in this agreement: (i) concurrently with the execution of this agreement, if the initial location of the Collateral is other than the address of the Debtor set forth above; and (ii) within ten (10) days prior to the relocation of any Collateral to any place other than the address of the Debtor set forth above or the location identified in any previously submitted Collateral Location Schedule.

Representations, Warranties and Covenants. The Debtor represents and warrants to, and covenants and agrees with the Bank that each of the following is true and will remain true until termination of this agreement and full and final payment of all Liabilities:

1. Its principal residence or chief executive office is at the address shown above;
2. The Debtor's name as it appears in this agreement is its exact name as it appears in the Debtor's organizational documents, as amended, including any trust documents;
3. It is or will become the owner of the Collateral free from any liens, encumbrances or security interests, except for this security interest and existing liens disclosed to and accepted by the Bank in writing, and it will defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral;
4. It will keep the Collateral free of liens, encumbrances and other security interests, except for this security interest, maintain the Collateral in good repair, not use it illegally and exhibit the Collateral to the Bank on demand;
5. At its own expense, the Debtor will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank. Each insurance policy shall contain a lender's loss payable endorsement in form and substance satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least thirty (30) days' prior written notice to the Bank. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that the Debtor will not be deemed a co-insurer. The policies and certificates evidencing them, shall, if the Bank so requests, be deposited with the Bank. The Debtor authorizes the Bank to endorse on the Debtor's behalf and to negotiate drafts reflecting proceeds of insurance of the Collateral, provided that the Bank shall remit to the Debtor such surplus, if any, as remains after the proceeds have been applied, at the Bank's option, to the satisfaction of all of the Liabilities (in such order of application as the Bank may elect) or to the establishment of a cash collateral account for the Liabilities;
6. It will not sell, lease, license or offer to sell, lease, license or otherwise transfer the Collateral or any rights in or to the Collateral, without the written consent of the Bank, except for the sale of inventory in the ordinary course of business;
7. It will not change the location of the Collateral from the locations of the Collateral described in this agreement and any separate Collateral Location Schedule provided to the Bank, without providing at least ten (10) days' prior written notice to the Bank by means of submitting a Collateral Location Schedule;
8. It will pay promptly when due all taxes and assessments upon the Collateral, or for the use or operation of the Collateral;
9. No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing. From time to time at the Bank's request, the Debtor will execute one or more financing statements or similar record and a control agreement with respect to the proceeds in form satisfactory to the Bank and will pay the cost of filing them in all public offices where filing is deemed by the Bank to be necessary or desirable. In addition, the Debtor shall execute and deliver, or cause to be executed and delivered, such other documents as the Bank may from time to time request to perfect or to further evidence the security interest created in the Collateral by this agreement including, without limitation: (a) any certificate or certificates of title to the Collateral with the security interest of the Bank noted thereon or executed applications for such certificates of title in form satisfactory to the Bank; (b) any assignments of claims under government contracts which are included

as part of the Collateral, together with any notices and related documents as the Bank may from time to time request; (c) any assignment of any specific account receivable as the Bank may from time to time request; (d) a notice of and acknowledgment of the Bank's security interest and a control agreement with respect to any Collateral, all in form and substance satisfactory to the Bank; (e) a notice to and acknowledgment from any person holding or in possession of any Collateral that such persons holds the Collateral as a bailee for the Bank's benefit, all in form and substance satisfactory to the Bank; and (f) any consent to the assignment of proceeds of any letter of credit, all in form and substance satisfactory to the Bank;

10. It will not, without the Bank's prior written consent, change the Debtor's name, the Debtor's business organization, the jurisdiction under which the Debtor's business organization is formed or organized, or the Debtor's chief executive office, or of any additional places of the Debtor's business;
11. It will provide any information that the Bank may reasonably request and will permit the Bank or the Bank's agents to inspect and copy its books, records, data and the Collateral at any time during normal business hours;
12. The Bank shall have the right now, and at any time in the future in its sole and absolute discretion, without notice to the Debtor, to (a) prepare, file and sign the Debtor's name on any proof of claim in bankruptcy or similar document against any owner of the Collateral and (b) prepare, file and sign the Debtor's name on any financing statement, notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral. The Debtor hereby authorizes the Bank to file financing statements covering Collateral or such lesser amount of assets as the Bank may determine, or the Bank may, at its option, file financing statements or similar records containing any collateral description which reasonably describes the Collateral in which a security interest is granted under this agreement;
13. Immediately upon the Debtor's receipt of any Collateral evidenced by an agreement, "instrument," "chattel paper," certificated "security" or "document" (as such terms are defined in the UCC) (collectively, "Special Collateral"), the Debtor shall mark the Special Collateral to show that it is subject to the Bank's security interest and shall deliver the original to the Bank together with appropriate endorsements and other specific evidence of assignment or transfer in form and substance satisfactory to the Bank;
14. The Debtor shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral, nor use any of the Collateral in violation of any applicable law or any policy of insurance thereon. To the extent that the Collateral consists of "farm products" (as defined in the UCC), the Debtor shall attend to and care for the crops and livestock in accordance with the best practices of good husbandry, and do, or cause to be done, any and all acts that may at any time be appropriate or necessary to grow, raise, harvest, care for, preserve and protect the farm products;
15. Except as may be otherwise disclosed in writing by the Debtor to the Bank, none of the Collateral is attached to real estate so as to constitute a "fixture" (as defined in the UCC) and none of the Collateral shall at any time hereafter be attached to real estate so as to constitute a fixture. If any of the Collateral is now or at any time hereafter becomes so attached to real estate so as to constitute a fixture, the Debtor shall, at any time upon the Bank's request, furnish the Bank with a disclaimer of interest in the Collateral executed by each person or entity having an interest in such real estate.

Accounts; Chattel Paper; General Intangibles and Instruments. If the Collateral includes the Debtor's "Accounts, Chattel Paper, General Intangibles and Instruments" and until the Bank gives notice to the Debtor to the contrary, the Debtor will, in the usual course of its business and at its own expense, on the Bank's behalf but not as the Bank's agent, demand and receive and use its best efforts to collect all moneys due or to become due with respect to the Collateral. Until the Bank gives notice to the Debtor to the contrary or until the Debtor is in default, it may use the funds collected in its business. Upon notice from the Bank or upon default, the Debtor agrees that all sums of money it receives on account of or in payment or settlement of the Accounts, Chattel Paper, General Intangibles and Instruments shall be held by it as trustee for the Bank without commingling with any of the Debtor's other funds, and shall immediately be delivered to the Bank with endorsement to the Bank's order of any check or similar instrument. It is agreed that, at any time the Bank so elects, the Bank shall be entitled, in its own name or in the name of the Debtor or otherwise, but at the expense and cost of the Debtor, to collect, demand, receive, sue for or compromise any and all Accounts, Chattel Paper, General Intangibles, and Instruments, and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Debtor and, in the Bank's discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to the Bank or to which the Bank may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank's taking action. The Debtor appoints the Bank or the Bank's designee as the Debtor's attorney-in-fact to do all things with reference to the Collateral as provided for in this section including without limitation (1) to notify the post office authorities to change the Debtor's mailing address to one designated by the Bank, (2) to receive, open and dispose of mail addressed to the Debtor, (3) to sign the Debtor's name on any invoice or bill of lading relating to any Collateral, on assignments and verifications of account and on notices to the Debtor's customers, and (4) to do all things necessary to carry out this agreement or to perform any of the obligations of the Debtor under this agreement. The Debtor ratifies and approves all acts of the Bank as attorney-in-fact. The Bank shall not be liable for any act or omission, nor any error of judgment or mistake of fact or law, but only for its gross negligence or willful misconduct. This power being coupled with an interest is irrevocable until all of the Liabilities have been fully satisfied and shall survive the death or disability of the Debtor.

Pledge. If the Debtor is not liable for all or any part of the Liabilities, then the Debtor agrees that:

1. If any moneys become available from any source other than the Collateral that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not secured by this agreement.
2. The Bank may take any action against the Borrower, the Collateral or any other collateral for the Liabilities, or any other person or entity liable for any of the Liabilities.
3. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release the Collateral in whole or in part or any other collateral for the Liabilities, and need not perfect a security interest in the Collateral or any other collateral for the Liabilities.
4. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of setoff.
5. Without notice or demand and without affecting the Debtor's obligations hereunder, from time to time, the Bank is authorized to: (a) renew, modify, compromise, rearrange, restate, consolidate, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more sureties, endorsers, or guarantors; (c) take and hold other collateral for the payment of the Liabilities, and enforce, exchange, substitute, subordinate, impair, waive or release any such collateral; (d) proceed against the Collateral or any other collateral for the Liabilities and direct the order or manner of sale as the Bank in its discretion may determine; and (e) apply any and all payments received by the Bank in connection with the Liabilities, or recoveries from the Collateral or any other collateral for the Liabilities, in such order or manner as the Bank in its discretion may determine.
6. The Debtor's obligations hereunder shall not be released, diminished or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets or any other obligor on the Liabilities or that obligor's assets, (c) any change in the composition or structure of the Borrower or any other obligor on the Liabilities, including a merger or consolidation with any other person or entity, or (d) any payments made upon the Liabilities.
7. The Debtor expressly consents to any impairment of any other collateral for the Liabilities, including, but not limited to, failure to perfect a security interest and release of any other collateral for the Liabilities and any such impairment or release shall not affect the Debtor's obligations hereunder.
8. The Debtor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person or entity liable on the Liabilities, or the Collateral, until the Borrower and the Debtor have fully performed all their obligations to the Bank, even if those obligations are not covered by this agreement.
9. The Debtor waives (a) to the extent not prohibited by applicable law, all rights and benefits under any laws or statutes regarding sureties, as may be amended, (b) any right the Debtor may have to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank's acceptance of this agreement, (ii) incurrence or acquisition of any Liabilities, any credit that the Bank extends to the Borrower, (iii) the Borrower's default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any other collateral for the Liabilities, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Bank to proceed against the Borrower, any guarantor or other obligor on the Liabilities, the Collateral or any other collateral for the Liabilities, or pursue any remedy in the Bank's power to pursue, (d) any defense based on any claim that the Debtor's obligations exceed or are more burdensome than those of the Borrower, (e) the benefit of any statute of limitations affecting the Debtor's obligations hereunder or the enforcement hereof, (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities, and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver.
10. The Debtor agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of such payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or paid over to a trustee, receiver or any other person or entity, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a "Preferential Payment"), then this agreement shall continue to be effective or shall be reinstated, as the case may be, even if all Liabilities have been paid in full, and whether or not the Bank is in possession of this agreement or whether this agreement has been marked paid, cancelled, released or returned to the Debtor, and, to the extent of the payment or repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. If this agreement must be reinstated, the Debtor agrees to execute and deliver to the Bank any new security agreements and financing statements, if necessary or if requested by the Bank, in form and substance acceptable to the Bank, covering the Collateral.
11. The Debtor agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Bank's collateral free and clear of all liens.
12. The Debtor has (a) without reliance on the Bank or any information received from the Debtor and based upon the records and information the Debtor deems appropriate, made an independent investigation of the Borrower, the Borrower's business, assets, operations, prospects and condition, financial or otherwise, and any circumstances that may bear upon those transactions, the

Borrower or the obligations, liabilities and risks undertaken pursuant to this agreement; (b) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower and the Bank has no duty to provide any information concerning the Borrower or other obligor on the Liabilities to the Debtor; (c) full and complete access to the Borrower and any and all records relating to any Liabilities now or in the future owing by the Borrower; (d) not relied and will not rely upon any representations or warranties of the Debtor not embodied in this agreement or any acts taken by the Debtor prior to or after the execution or other authentication and delivery of this agreement (including but not limited to any review by the Debtor of the business, assets, operations, prospects and condition, financial or otherwise, of the Borrower); and (e) determined that the Debtor will receive benefit, directly or indirectly, and has or will receive fair and reasonably equivalent value, for the execution and delivery of this agreement and the rights provided to the Bank. By entering into this agreement, the Debtor does not intend: (i) to incur or believe that the Debtor will incur debts that would be beyond the Debtor's ability to pay as those debts mature; or (ii) to hinder, delay or defraud any creditor of the Debtor. The Debtor is neither engaged in nor about to engage in any business or transaction for which the remaining assets of the Debtor are unreasonably small in relation to the business or transaction, and any property remaining with the Debtor after the execution or other authentication of this agreement is not unreasonably small capital.

Default; Remedies. If any of the Liabilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities, then the Bank shall have the rights and remedies provided by law or this agreement, including but not limited to the right to require the Debtor to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. Should a default occur, the Debtor will pay to the Bank all costs reasonably incurred by the Bank for the purpose of enforcing its rights hereunder, to the extent not prohibited by law, including, without limitation: costs of foreclosure; costs of obtaining money damages; and a reasonable fee for the services of internal and outside attorneys employed or engaged by the Bank or its affiliates for any purpose related to this agreement, including, without limitation, consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or any proceeding. The Debtor agrees that upon default the Bank may dispose of any of the Collateral in its then present condition, that the Bank has no duty to repair or clean the Collateral prior to sale, and that the disposal of the Collateral in its present condition or without repair or clean-up shall not affect the commercial reasonableness of such sale or disposition. The Bank's compliance with any applicable state or federal law requirements in connection with the disposition of the Collateral will not adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim warranties of title, possession, quiet enjoyment, and the like, and the Debtor agrees that any such action shall not affect the commercial reasonableness of the sale. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Debtor without liability on the part of the Bank. The Debtor expressly agrees that the Bank may enter upon the premises where the Collateral is believed to be located without any obligation of payment to the Debtor, and that the Bank may, without cost, use any and all of the Debtor's "equipment" (as defined in the UCC) in the manufacturing or processing of any "inventory" (as defined in the UCC) or in growing, raising, cultivating, caring for, harvesting, loading and transporting of any of the Collateral that constitutes "farm products" (as defined in the UCC). If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Debtor at least ten (10) days prior to the date of sale, disposition or other event giving rise to the required notice, and such notice shall be deemed commercially reasonable. The Debtor is liable for any deficiency remaining after disposition of the Collateral.

Additional Remedies in Louisiana. At or following default under the terms of any agreement relating to any of the Liabilities, the Bank may cause the Collateral to be immediately seized wherever found, and sold, whether in term of court or in vacation, under ordinary or executory process, in accordance with applicable Louisiana law, to the highest bidder for cash, with or without appraisement, and without the necessity of making additional demand, or of notifying the Debtor, or placing the Debtor in default. Louisiana law permits repossession of motor vehicles without judicial process. For purposes of foreclosure under Louisiana executory process procedures, the Debtor confesses judgment and acknowledges to be indebted unto and in favor of the Bank up to the full amount of the Liabilities, in principal, interest, costs, expenses, attorneys' fees and other fees and charges. To the extent permitted under applicable Louisiana law, the Debtor additionally waives: (1) the benefit of appraisal as provided in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure and all other laws with regard to appraisal upon judicial sale; (2) the demand and three (3) days' delay as provided under Articles 2639 and 2721 of the Louisiana Code of Civil Procedure; (3) the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (4) the three (3) days' delay provided under Articles 2331 and 2722 of the Louisiana Code of Civil Procedure; and (5) all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure and all other similar provisions of the Louisiana Code of Civil Procedure not specifically listed hereinabove. Should any of the Collateral be seized as an incident to an action for the recognition or enforcement of the Liabilities, or this agreement, by executory process, sequestration, attachment, writ of fieri facias, or otherwise, the Debtor agrees that the court issuing any such order shall, if requested by the Bank, appoint the Bank or any person or entity named by the Bank at the time such seizure is requested, or at any time thereafter, as keeper of the Collateral as provided under La. R.S. §§ 9:5136, *et seq*. The Debtor agrees to pay the reasonable fees of such keeper, which compensation to the keeper shall also be a part of the Liabilities secured. Should it become necessary for the Bank to foreclose against the Collateral, all declarations of fact that are made under an authentic act before a notary public in the presence of two witnesses by a person declaring such facts to lie within his or her knowledge, shall constitute authentic evidence for purposes of executory process, and also for purposes of La. R.S. § 9:3509.1, La. R.S. § 9:3504(D)(6), and La. R.S. § 10:9-629, as applicable.

Miscellaneous.

1. Where the Collateral is located at, used in or attached to a facility leased by the Debtor, the Debtor will obtain from the lessor a consent to the granting of this security interest and a release or subordination of the lessor's interest in any of the Collateral, in form and substance satisfactory to the Bank.
2. At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Debtor agrees to reimburse the Bank on demand for any payment made or expense incurred by the Bank, with interest at the highest rate at which interest may accrue under any of the instruments or documents evidencing the Liabilities.
3. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy, no single or partial exercise by the Bank of any right or remedy precludes any other exercise of it or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor does a waiver on one occasion waive that right on any future occasion.
4. If any provision of this agreement is invalid, it shall be ineffective only to the extent of its invalidity, and the remaining provisions shall be valid and effective.
5. Except as provided in the Accounts; Chattel Paper; General Intangibles; and Instruments paragraph above, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.
6. All rights of the Bank benefit the Bank's successors and assigns; and all obligations of the Debtor bind the Debtor's heirs, executors, administrators, successors and assigns. If more than one person or entity signs as the Debtor, their obligations are joint and several (solidary) and each agreement, representation, warranty and covenant shall be individual, joint and several (solidary) and the "Collateral" includes any property that is owned by any Debtor individually or jointly with any other.
7. A carbon, photographic or other reproduction of this agreement is sufficient as, and can be filed as, a financing statement. The Bank is irrevocably appointed the Debtor's attorney-in-fact to execute any financing statement on the Debtor's behalf covering the Collateral. The Debtor authorizes the Bank to file one or more financing statements or similar records related to the security interests created by this agreement, and further authorizes the Bank, as secured party herein, instead of the Debtor, to sign such financing statements and other similar records.
8. Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

Security Agreement in Addition to Other Security Agreements. This agreement is in addition to and not in substitution or replacement of any other security agreement executed by the Debtor in favor of the Bank, and the Bank's rights under this agreement and any such other security agreement are cumulative.

Indemnification. The Debtor agrees to indemnify, defend and hold the Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively the "Indemnified Persons") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person's reasonable discretion) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to this agreement or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its laws of conflicts), and to the extent applicable, federal law, except to the extent that the laws regarding the perfection and priority of security interests of the state(s) in which either the Debtor or any property securing the Liabilities is located, are applicable. The Debtor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Louisiana, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Debtor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Debtor waives any claim that the State of Louisiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

Additional Representations, Warranties and Covenants. The Debtor represents, warrants and covenants to the Bank that each of the following is true and will remain true until termination of this agreement and payment in full of all Liabilities: (a) the execution

and delivery of this agreement and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, and do not require the consent or approval of any governmental authority or any third party; (b) this agreement is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. The Debtor, other than a natural person, further represents that: (a) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (b) the execution and delivery of this agreement and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement or document governing its affairs.

WAIVER OF SPECIAL DAMAGES. THE DEBTOR WAIVES, TO THE **MAXIMUM** EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE DEBTOR AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG THE DEBTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Debtor:

BLACKWATER NEW ORLEANS, L.L.C.

By: BLACKWATER MIDSTREAM CORP, Manager

By: [signature]

Dale Chatagnier — Secretary
Printed Name — Title

Date Signed: 6/24/10

B. Garnett \ LA000002000102404
009147596000 \ DW000b00961581081960

Collateral Location Schedule

Date: 24/JUNE/2010 Check one: ☒ Designation of initial location of Collateral ☐ Notice of intent to relocate Collateral	Debtor: BLACKWATER NEW ORLEANS, LLC Date of Continuing Security Agreement: ______

Instructions: *This schedule should be completed by the Debtor (the owner of the Collateral) described in the Continuing Security Agreement to which this form is attached, if the Collateral is located at or will be relocated to, any place other than the Debtor's address set forth in the Continuing Security Agreement. The Debtor is required to notify the Bank in writing at least ten (10) days' prior to changing the location of any Collateral. The Debtor represents and warrants that the Collateral is located or stored at the location(s) described below and if any location(s) is leased or used for storage and not owned by the Debtor, the name, address and the phone number of the Landlord or owner of the warehouse ("Warehouseman") and contact name is set forth below with respect to the leased or storage premises.*

Please PRINT or TYPE the following information.

Collateral Location	Landlord/Warehouseman Information
Address: 660 LABAUVE DRIVE City, State: WESTWEGO, LA Zip Code: 70094 Collateral: ______	☒ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below. ☐ Landlord ☐ Warehouseman Name: ______ Address: ______ Suite Number: ______ City, State: ______ Zip Code: ______ Contact Name: ______ Phone Number: ______
Collateral Location	**Landlord/Warehouseman Information**
Address: ______ City, State: ______ Zip Code: ______ Collateral: ______	☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below. ☐ Landlord ☐ Warehouseman Name: ______ Address: ______ Suite Number: ______ City, State: ______ Zip Code: ______ Contact Name: ______ Phone Number: ______
Collateral Location	**Landlord/Warehouseman Information**
Address: ______ City, State: ______ Zip Code: ______ Collateral: ______	☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below. ☐ Landlord ☐ Warehouseman Name: ______ Address: ______ Suite Number: ______ City, State: ______ Zip Code: ______ Contact Name: ______ Phone Number: ______
Collateral Location	**Landlord/Warehouseman Information**
Address: ______ City, State: ______ Zip Code: ______ Collateral: ______	☐ Check if Collateral Location is owned by the Debtor, otherwise, check applicable box and complete information below. ☐ Landlord ☐ Warehouseman Name: ______ Address: ______ Suite Number: ______ City, State: ______ Zip Code: ______ Contact Name: ______ Phone Number: ______

DEBTOR: BLACKWATER NEW ORLEANS LLC, BLACKWATER MIDSTREAM CORP. MANAGER
By: [signature]
Name: DALE CHATAGNIER
Title: SECRETARY

CHASE

Amendment to Credit Agreement

This agreement is dated as of June 22, 2010, by and between BLACKWATER NEW ORLEANS, L.L.C. (the "Borrower") and JPMorgan Chase Bank, N.A. (together with its successors and assigns the "**Bank**"). The provisions of this agreement are effective on the date that this agreement has been executed by all of the signers and delivered to the Bank (the "**Effective Date**").

WHEREAS, the Borrower and the Bank entered into a credit agreement dated December 23, 2008, as amended (if applicable) (the "**Credit Agreement**"); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth in this agreement;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1. **DEFINED TERMS**. Capitalized terms used in this agreement shall have the same meanings as in the Credit Agreement, unless otherwise defined in this agreement.

2. **MODIFICATION OF CREDIT AGREEMENT**. The Credit Agreement is hereby amended as follows:

2.1 From and after the Effective Date, the provision in the Credit Agreement captioned "1.1 Scope" is hereby amended and restated to read as follows:

Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

2.2 From and after the Effective Date, the following provision is hereby added to the Credit Agreement:

1.3 Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $500,000.00 in the aggregate at any one time outstanding ("**Facility A**"). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Annual Pay Down. Notwithstanding any other provision of this agreement, there shall be no debt outstanding under Facility A for a period of thirty (30) consecutive days during each fiscal year of the Borrower.

2.3 From and after the Effective Date, the following definitions are hereby added to Section 2.1 of the Credit Agreement:

W. "**Intangible Assets**" means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower's ordinary course of business.

X. "**Subordinated Debt**" means debt subordinated to the Liabilities in manner and by written agreement satisfactory to the Bank.

Y. "**Tangible Capital Funds**" means Tangible Net Worth plus Subordinated Debt.

Z. "**Tangible Net Worth**" means total assets less the sum of Intangible Assets and total liabilities.

2.4 From and after the Effective Date, the following provision is hereby added to Section 5.2 of the Credit Agreement:

P. **Leverage Ratio.** Permit at any fiscal year end, its ratio of (i) total liabilities less Subordinated Debt to (ii) Tangible Capital Funds to be greater than 3.25 to 1.00.

3. **RATIFICATION**. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified by this agreement.

4. **BORROWER REPRESENTATIONS AND WARRANTIES**. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document exists, and (c) no condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document.

5. **FEES AND EXPENSES**. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement.

6. **EXECUTION AND DELIVERY**. This agreement shall become effective only after it is fully executed by the Borrower and the Bank, and the Bank shall have received from the Borrower the following documents: Line of Credit Agreement and Continuing Security Agreement.

7. **ACKNOWLEDGEMENTS OF BORROWER / RELEASE.** The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement, as modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank, its successors and assigns and their respective directors, officers, employees, agents and representatives (each a **"Bank Party"**) from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of any Bank Party related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank's part to grant other or future agreements, should any be requested.

8. **INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER.** The Credit Agreement, as modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings and negotiations. If any one or more of the obligations of the Borrower under this agreement or the Credit Agreement, as amended by this agreement, is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Credit Agreement, as modified by this agreement, or any other Related Document in any other jurisdiction. No provision of the Credit Agreement, as modified by this agreement, or the other Related Documents, may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

9. **Governing Law and Venue.** This agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Louisiana, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Louisiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

10. **NOT A NOVATION.** This agreement is a modification only and not a novation. Except as expressly modified by this agreement, the Credit Agreement, any other Related Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the

Credit Agreement, or any other Related Documents, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement and the other Related Documents.

11. **TIME IS OF THE ESSENCE.** Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

Borrower:

BLACKWATER NEW ORLEANS, L.L.C.

BY: BLACKWATER MIDSTREAM CORP., Manager

By: [signature]

Dale Chatagnier	Secretary
Printed Name	Title

Date Signed: 6/24/10

Bank:

JPMorgan Chase Bank, N.A.

By: ______________________

Printed Name	Title

Date Signed: ______________________

B. Garnett \ LA000002000102404
009147596000 \ DW000b00961581081960